Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value	Other (457(h))	497,021 (1)	$12.62 (2)	$3,462,587.26 (2)	0.0001102	$381.58
Total Offering Amounts					$381.58
Total Fee Offsets(3)					—
Net Fee Due					$381.58

(1)	Represents shares that may be issued under the Seacoast Banking Corporation of Florida 2021 Incentive Plan (the “Plan”) pursuant to stock options (the “Substitute Options”) granted as substitute awards to replace existing Professional stock options in connection with the merger of Professional Holding Corp. (“Professional”) with and into the Company on January 31, 2023, including such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the weighted average exercise price per share of the Substitute Options.

(3)	The Registrant does not have any fee offsets.